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                                                                  EXHIBIT 23.2


                      CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-4) and related prospectus of Bookham Technology plc for the registration of 77,065,228 of its Ordinary Shares of 1/3p each, and to the incorporation by reference therein of our report dated March 18, 2003, with respect to the consolidated financial statements of Bookham Technology plc included in Amendment No. 2 to its Annual Report (Form 20-F/A) for the year ended December 31, 2002, and of the reference to our firm under the caption "Selected Consolidated Financial Data" in Item 3 therein, filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP

                                                      ERNST & YOUNG LLP


Reading, England
October 21, 2003